Exhibit 6.2.2

FIRST AMENDMENT TO ASSET MANAGEMENT AGREEMENT
SERIES COLLECTION DROP 001

This FIRST AMENDMENT TO ASSET MANAGEMENT AGREEMENT (this “Amendment”), dated as of April 23, 2020, is entered into between Otis Wealth, Inc., a corporation organized under the laws of the State of Delaware (the “Asset Manager”), and Series Collection Drop 001, a Series of Otis Collection LLC (the “Series”).

WHEREAS, the Asset Manager and the Series are party to that certain Asset Management Agreement, dated November 22, 2019 (the “Agreement”); and

WHEREAS, the parties desire to modify and amend the Agreement, as set forth in this Amendment.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby covenant and agree as follows:

1. Amendment.  The Agreement is hereby amended as follows:

(a) Subsection 2(iii) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(iii)
engage third party independent contractors for the care, custody, maintenance and management of the Series Collection Drop 001 Asset;”

(b) Subsection 7(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) As compensation for sourcing the Series Collection Drop 001 Asset, the Asset Manager may be granted a sourcing fee equal to 0.93% of the total aggregate amount of Series Collection Drop 001 membership interests that are sold in the Series’ offering under Regulation A of the Securities Act of 1933, as amended (the “Offering”), which the Asset Manager may waive in its sole discretion.”

 (c) The notice addresses set forth in Section 11 of the Agreement are hereby deleted in their entirety and replaced with the following:

“If to the Series:

Series Collection Drop 001
c/o Otis Wealth, Inc.
335 Madison Avenue, 16th Floor
New York, NY 10017
Attention: Michael Karnjanaprakorn, CEO
Email: michael@otiswealth.com

If to the Asset Manager:

Otis Wealth, Inc.
335 Madison Avenue, 16th Floor
New York, NY 10017
Attention: Michael Karnjanaprakorn, CEO
Email: michael@otiswealth.com”

 2. Miscellaneous.

(a) The parties hereby ratify and affirm each of the terms and provisions of the Agreement, as amended by this Amendment, which shall remain in full force and effect.

(b) This Amendment constitutes the entire amendment to the Agreement and shall not constitute a modification, acceptance and/or waiver of any other provision of the Agreement and/or any rights or claims thereunder.

(c) In the event of a conflict between any provisions of the Agreement and any provisions of this Amendment, such provision of this Amendment shall control.

(d) The Agreement, as amended by this Amendment, comprises the full and complete agreement of the parties with respect to the transactions contemplated by the Agreement and supersedes and cancels all prior communications, understandings and agreements between the parties, whether written or oral, expressed or implied.

(e) This Amendment shall be governed by and construed and interpreted in accordance with the substantive laws of the State of New York, without regard to conflict of laws principles and shall supersede any previous agreements, written and/or oral, expressed or implied, between the parties relating to the subject matter hereof.

(f) This Amendment may be executed in multiple counterparts, each of which will be deemed an original, and all of which will constitute the same document.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly appointed agents so as to be effective on the day, month and year first above written.

Otis Wealth, Inc.

By:	/s/ Michael Karnjanaprakorn
Name:	Michael Karnjanaprakorn
Title:	Chief Executive Officer

Series Collection Drop 001, a Series of Otis Collection LLC
By: Otis Wealth, Inc., as managing member

By:	/s/ Michael Karnjanaprakorn
Name:	Michael Karnjanaprakorn
Title:	Chief Executive Officer